EXHIBIT 99.1

374Water Reports Third Quarter 2025 Financial Results

Third Quarter Revenues Increased to $0.8 Million Due to Higher Service Revenues and Expects 2025 Full Year Revenues of Approximately $4 Million

Fortified Balance Sheet Including $7.0 Million ATM Facility Extends Cash Runway into Q2 2026

Management to Host Webcast and Conference Call Today at 4:30 p.m. ET

DURHAM, NC – November 12, 2025 - 374Water Inc. (NASDAQ: SCWO) ("374Water" or the "Company"), a global leader in organic waste destruction technology and services for the industrial, municipal, and federal markets, today reported its financial and operational results for the third quarter ended September 30, 2025.

“The third quarter of 2025 was underscored by ongoing service deployments and the continued commercialization of our Super Critical Water Oxidation (“SCWO”) technology,” said Stephen J. Jones, Interim President and Chief Executive Officer of 374Water. “For example, we successfully completed a commercial-scale waste destruction service project at Clean Earth’s Detroit, MI facility as part of a Department of Defense (“DoD”) project. For six weeks we executed per- and polyfluoroalkyl (“PFAS”) destruction of multiple concentrated waste streams at commercial Treatment, Storage, and Disposal Facilities (“TSDF”) using our AirSCWO 6 System.  We also successfully deployed our AirSCWO technology to a Colorado School of Mines and DoD Environmental Security Technology Certification Program project aimed at comparing technology solutions to destroy PFAS contaminated wastes. Both efforts demonstrated our ability to destroy PFAS-impacted waste streams as a treatment option for DoD installations impacted by PFAS.

“During the quarter we signed a waste destruction services (“WDS”) collaboration agreement focused on PFAS destruction with Crystal Clean, a leading provider of environmental and waste management solutions.  Crystal Clean is an ideal partner to enable our WDS business to scale rapidly and support growing demand across a wide array of market verticals and waste streams. We intend to grow the WDS business over the next several years, establishing multiple WDS operations at TSDF partner facilities across North America. WDS will generate recurring revenues with customers demanding total waste treatment with our AirSCWO technology.

“Most recently, we secured an order from the City of Olathe, KS ("Olathe") for the sale and deployment of an AirSCWO 6 system and a related pre-treatment and dewatering system. Olathe will utilize the AirSCWO process at its wastewater treatment facility to assess its potential as a sustainable alternative to traditional sludge management practices and disposal methods.  We also recently began processing our award by the State of North Carolina for WDS to destroy AFFF utilizing AirSCWO technology.   In the first phase of this waste destruction service project, we will treat 1,000 gallons of AFFF.  If selected for the second phase, we could treat up to an additional 28,000 gallons of AFFF.

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“On the financial front, we have strengthened our balance sheet, utilizing our at-the-market facility which generated proceeds of approximately $7.0 million, extending our anticipated cash runway into the second quarter of 2026.

“Looking ahead, we are focused on successful waste destruction of PFAS and other waste streams utilizing our AirSCWO system at current project deployments and accelerating the conversion of a growing pipeline of opportunities. With the recent announcements of revenue generating service and capital equipment sales, we are projecting 2026 revenue to be in the $6-8 million range. We look forward to additional milestones and announcements in the months ahead,” concluded Jones.

Third Quarter 2025 Financial Summary

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For the third quarter of 2025, revenue totaled $760,000 compared to $81,000 in the prior year. The company’s business has been focused on the development and commercialization of its AirSCWO systems to fulfill current projects and prepare for additional revenue growth. The approximate $679,000 increase in revenues was primarily due to an increase in our service revenues of approximately $643,000 from the completion of waste destruction service projects, and $36,000 in capital equipment sale revenues.

•

Total operating expenses increased 64% to $4.6 million for the three months ended September 30, 2025, compared to $2.8 million in the prior year period. The increase was primarily owed to expanded operations including a $0.9 million increase in compensation and related expenses, an increase of $0.3 million in research and development, and an increase of $0.8 million in general and administrative expenses.

•

Net loss for the three months ended September 30, 2025, was $4.3 million, as compared to $2.7 million in the prior year. Net loss increased due to continued investment in commercialization and increased operational costs.

•	Revenue for 2025 calendar year is projected to be approximately $4 million based upon current expectation of deliverables for the fourth quarter.
•

Cash and cash equivalents as of September 30, 2025, was $0.9 million, as compared to $10.7 million as of December 31, 2024. As of September 30, 2025, working capital was $1.9 million, compared to $4.5 million as of September 30, 2024.

•

Based upon our current cash position, including the $7.0 million raised from the at-the-market facility, and expected billings and related collections, we project to have adequate cash to support our business plans into Q2 2026.

Third Quarter 2025 Results Conference Call

374Water Interim President and Chief Executive Officer Stephen J. Jones and CFO Russell Kline will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed following the call via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Wednesday, November 12, 2025
Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-in:	1-877-423-9813
International Dial-in:	1-201-689-8573
Conference Code:	13756490
Webcast:	SCWO Q3 2025 Financial Results Conference Call

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A telephone replay will be available approximately three hours after the call and will run through November 26, 2025, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13756490. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available in the Company’s investor relations section here.

About 374Water

374Water Inc. (NASDAQ: SCWO) is a global industrial technology and services company providing innovative solutions addressing wastewater treatment and waste management issues within the industrial, municipal, and federal markets. 374Water's AirSCWO technology is designed to efficiently destroy and mineralize a broad spectrum of non-hazardous and hazardous organic wastes, producing safe dischargeable water streams, safe mineral effluent, safe vent gas, and recoverable heat energy. 374Water's AirSCWO technology has the potential to assist its customers to meet discharge requirements, reduce or eliminate disposal costs, remove bottlenecks, and reduce litigation and other risks. 374Water continues to be a leader in innovative waste treatment solutions, dedicated to creating a greener future and eradicating harmful pollutants. Learn more by visiting www.374water.com and follow us on LinkedIn.

Cautionary Language on Forward-Looking Statements

Certain statements in this communication are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipate," "believe," “could,"  "estimate," "expect," "intend," "may," “plan," "predict," "project," "potential," or other comparable terminology are intended to identify forward-looking statements. These statements include those related to 374Water’s revenue guidance and cash runway, 374Water’s ability to scale its operations, including its WDS operations by expanding WDS operations to TSDFs and being awarded additional AFFF to process from the State of North Carolina or others, whether 374Water will be successful in obtaining federal, municipal and industrial waste destruction contracts, demand for 374Water’s solutions, and 374Water’s ability to destroy PFAS at scale, and 374Water’s future prospects and involve known and unknown risks, uncertainties, and other factors that may cause 374Water’s actual results, levels of activity, performance, or 374Water’s achievements or those of its industry to be materially different from those expressed or implied by any forward-looking statements. 374Water has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While 374Water believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the 374Water’s control. These forward-looking statements are subject to risks and uncertainties, including those discussed under "Risk Factors" in 374Water’s Form 10-Q for the quarter ended September 30, 2025, and in 374Water’s subsequent filings and reports with the SEC. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by laws, 374Water disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor Relations and Media Contact

Jim Siccardi

Senior Vice President

Direct: 984-374-1222

Jim.Siccardi@374water.com

www.374Water.com

Chris Tyson

Executive Vice President

MZ North America

Direct: 949-491-8235

SCWO@mzgroup.us

www.mzgroup.us

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374Water Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2025 (Unaudited) and December 31,2024

	September 30, 2025	December 31, 2024
Assets
Current Assets:
Cash	$933,328	$10,651,644
Accounts receivable, net of credit allowance	643,585	269,733
Unbilled accounts receivable	2,155,622	1,653,007
Stock subscription receivables	5,041	-
Other receivables	11,851	43,886
Inventory, net	1,897,544	1,701,474
Contract assets	151,493	136,651
Prepaid expenses	439,324	431,412
Total Current Assets	6,237,788	14,887,807

Property and equipment, net	3,483,957	2,567,571
Intangible assets, net	961,566	1,016,594
Right-of-use asset, net	602,713	691,014
Other assets	76,149	20,847
Total Long-Term Assets	5,124,385	4,296,026
Total Assets	$11,362,173	$19,183,833

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$1,241,839	$906,394
Accrued bonuses	270,000	570,000
Accrued contract loss provision	1,230,000	1,000,000
Accrued legal settlement	66.175	335,000
Unearned revenue	360,463	197,683
Note payable	7,347	-
Secured promissory note	600,000	-
Insurance financing liability	171,173	-
Operating lease liability	114,866	101,320
Other liabilities	271,666	17,279
Total Current Liabilities	4,333,529	3,127,676

Unearned revenue, less current portion	30,000	30,000
Note payable, less current portion	37,735	-
Operating lease liability, less current portion	463,848	551,376
Total Long-Term Liabilities	531,583	581,376
Total Liabilities	4,865,112	3,709,052

Stockholders’ Equity
Preferred stock: 50,000,000 shares authorized, par value $0.0001 per share, nil issued and outstanding at September 30, 2025 and December 31, 2024.	-	-
Common stock: 1,000,000,000 common shares authorized, par value $0.0001 per share, 146,482,108 and 144,301,977 shares outstanding at September 30, 2025 and December 31, 2024, respectively	15,424	14,429
Additional paid-in capital	47,494,670	43,845,499
Accumulated deficit	(41,015,504)	(28,387,618)
Accumulated other comprehensive income	2,471	2,471
Total Stockholders’ Equity	6,497,061	15,474,781

Total Liabilities & Stockholders’ Equity	$11,362,173	$19,183,833

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374Water Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2025 and 2024

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenues	$760,417	$81,490	$1,898,484	$433,589
Cost of revenues	547,785	42,404	1,823,935	703,245
Gross deficit	212,632	(39,086)	74,549	(269,656)

Operating expenses
Research and development	755,944	424,579	1,820,701	1,526,294
Compensation and related expenses	2,097,580	1,212,577	5,769,832	3,014,773
Professional fees	257,228	499,010	1,678,467	1,367,702
General and administrative	1,462,625	644,659	3,589,754	1,783,617
Total operating expenses	4,573,377	2,780,825	12,858,754	7,692,386
Loss from operations	(4,360,745)	(2,741,739)	(12,784,205)	(7,632,042)

Other income
Interest income	11,088	36,626	147,153	215,438
Other income	633	3,296	9,166	88,002
Total other income	11,721	39,922	156,319	303,440
Net loss before income taxes	(4,349,024)	(2,701,817)	(12,627,886)	(7,658,602)

Provision for income taxes	-	-	-	-

Net loss	$(4,349,024)	$(2,701,817)	$(12,627,886)	$(7,658,602)

Net loss per share - basic and diluted	$(0.03)	$(0.02)	$(0.09)	$(0.06)

Weighted average common shares outstanding - basic and diluted	151,471,944	132,997,135	147,044,195	133,307,818

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374WaterInc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2025 and 2024 (Unaudited)

	Nine Months Ended
	September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,627,886	$(7,658,602)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	55,028	79,040
Non-cash lease expense	88,301	-
Issuance of common stock for services	287,450	373,231
Stock-based compensation - options and restricted stock	2,072,559	878,993
Gain on legal settlement	-	(22,303)
Increase in inventory reserve	-	50,000
Changes in operating assets and liabilities:
Accounts receivable	(373,852)	(223,985)
Other accounts receivable	32,035	29,658
Unbilled accounts receivable	(502,615)	(226,594)
Inventory	(196,070)	(608,838)
Contract assets	(14,842)	(99,245)
Prepaid expenses	199,619	(73,768)
Other assets	(55,302)	(22,792)
Accounts payable and accrued expenses	335,445	197,158
Accrued bonus	(300,000)	-
Accrued contract loss provision	230,000	100,000
Accrued legal settlement	(268,825)	-
Unearned revenue	162,780	(72,768)
Other liabilities	254,387	(14,358)
Operating lease liability	(73,982)	-
Net cash used in operating activities	(10,695,770)	(7,497,734)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(279,202)	(75,000)
Purchases of equipment-in-process	(588,993)	(838,410)
Increase in intangible assets	-	(85,797)
Net cash used in investing activities	(868,195)	(999,207)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments on note payable	(3,109)	-
Repayments on insurance finance liability	(36,358)	-
Proceeds from the exercise of options	24,000	-
Proceeds from short-term loan	600,000	-
Net proceeds (issuance costs) from the sale of common stock	1,911,096	11,912
Warrant repurchase	(649,980)	-
Net cash used in financing activities	1,845,649	11,912

Net decrease in cash	(9,718,316)	(8,485,029)

Cash, beginning of period	10,651,644	10,445,404
Cash, end of period	$933,328	$1,960,375

Supplemental cash flow disclosures
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure investing activities
Reclassification of inventory to equipment-in-process	$-	$1,819,284
Issuance of restricted common stock to executives	$114	$-
Equipment financed with a note payable	$48,191	$-
Cashless stock option exercise	$-	$18
Common stock sold with subscription receivable	$5,041	$-
Prepaid insurance financed	$7,531	$-

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